Exhibit 10.2

NEWTON GOLF COMPANY, INC.

AMENDED AND RESTATED 2022 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Grant Notice

Newton Golf Company, Inc. (the “Company”), pursuant to its Amended and Restated 2022 Equity Incentive Plan (the “Plan”), hereby grants an award of restricted stock units (“RSUs”) to you, the Participant named below. The terms and conditions of this RSU award (this “Award”) are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this Grant Notice and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:

Number of Restricted Stock Units:

Grant Date:	[ ], 2025

Vesting Schedule:

Scheduled Vesting Dates*	Number of Restricted Stock Units that Vest

* Provided that your employment with the Service Recipient has been continuous from the Grant Date to the applicable Scheduled Vesting Date.

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By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents, including the vesting and forfeiture provisions of Section 4, and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

PARTICIPANT	NEWTON GOLF COMPANY, INC.

By:
Name:	Name:	Greg Campbell
	Title:	Executive Chairman and Chief Executive Officer

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NEWTON GOLF COMPANY, INC.

AMENDED AND RESTATED 2022 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant named in the Grant Notice an Award of RSUs. Each RSU represents the right to receive one Share of the Company’s Stock.

2. Restrictions Applicable to RSUs. Neither this Award nor the RSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and without effect. The RSUs and your right to receive shares in settlement of any RSUs under this Agreement shall be subject to forfeiture as provided in Section 4(e) except to the extent the RSUs have vested as provided in Sections 4 and 5.

3. No Shareholder Rights. The RSUs subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. The RSUs do not provide any dividends or dividend equivalents. You will not have any of the rights of a shareholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until shares are issued to you upon settlement of vested RSUs as provided in Section 5.

4. Vesting and Forfeiture of RSUs. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule in the Grant Notice, on which RSUs subject to this Agreement vest as provided in this Section 4. In order for RSUs to vest, you must remain continuously employed from the Grant Date until the date such vesting occurs.

(a) Scheduled Vesting. If you remain continuously employed from the Grant Date, then the RSUs will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b) Death or Disability. In the event of your termination of employment by reason of your death or Disability prior to the final Scheduled Vesting Date, then a pro-rata portion (based on the number of days during which you were continuously employed since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of 365) of the RSUs scheduled to vest as of the next Scheduled Vesting Date shall vest as of such termination date.

(c) Change in Control. All unvested RSUs shall vest in full upon the occurrence of a Change in Control that occurs while you continue to be employed.

(d) Other Agreements or Plans. Unvested RSUs shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant, provided that the better of the vesting terms provided by this Agreement and the other agreement or plan shall apply.

(e) Effect of Termination of Employment. Except as otherwise provided in accordance with Section 4(b) or (c), if you cease to be an employee prior to a Scheduled Vesting Date, you will forfeit all unvested RSUs.

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5. Settlement of RSUs. After any RSUs vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), and after the Company has determined that all other conditions to your receipt of shares, including satisfaction of withholding tax obligations and compliance with applicable laws, have been satisfied, the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of Stock in payment and settlement of each vested RSU. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested RSUs. If the RSUs that vest include a fractional RSU, the Company shall round the number of vested RSUs down to the nearest whole RSU prior to issuance of shares as provided herein.

6. Tax Consequences and Withholding. No shares will be delivered to you in settlement of vested RSUs unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 16 of the Plan.

8. Additional Provisions.

(a) No Right to Employment. This Agreement does not give you a right to continued employment or other service with any Service Recipient, and the Service Recipient may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b) Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, which is incorporated herein by reference, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. Except as provided in Section 4(d), if there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.

(c) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(d) Section 409A of the Code. The Award of RSUs as provided in this Agreement and any issuance of shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. §1.409A-l(b)(4), and to the maximum extent permitted this Agreement will be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.

(e) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the Grant Notice of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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